Exhibit 99.1

Hooper Holmes Announces First Quarter 2014 Results

OLATHE, Kan.--(BUSINESS WIRE)--May 14, 2014--Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended March 31, 2014.

Consolidated revenues totaled $12.6 million for the first quarter of 2014, representing a 2% increase from $12.4 million in the first quarter of 2013. The Company recorded a net loss of $2.7 million, or $(0.04) per share, for the first quarter of 2014, as compared to a net loss of $2.6 million, or $(0.04) per share, for the first quarter of 2013. The net loss for the first quarter of 2014 includes $1.1 million of transition costs associated with consolidating Company operations in Olathe, KS.

First quarter 2014 revenues by service line:

  Health & Wellness revenue totaled $7.1 million for the first quarter of 2014, a 38% increase from the first quarter of 2013, reflecting a 34% increase in biometric screenings completed for existing customers, as well as new customer contracts.
  Heritage Labs revenue totaled $2.5 million for the first quarter of 2014, a decrease of $0.6 million compared to the first quarter of 2013, primarily attributable to decreased revenue from the Company's life insurance lab testing services.
  Hooper Holmes Services revenue totaled $3.0 million for the first quarter of 2014, a decrease of $1.1 million in comparison to the prior year period, primarily attributable to reduced revenue from the Company's medical records collection services.

As of March 31, 2014, cash and cash equivalents totaled $2.7 million, with no borrowings outstanding under the Company's credit facility.

On May 13, 2014 the Company signed a definitive agreement, subject to customary real estate provisions, to sell its New Jersey property for $3.05 million. The transaction is expected to close by July 11, 2014.

On April 16, 2014 Hooper Holmes announced a strategic alliance with Clinical Reference Laboratory, Inc., under which CRL will become the Company's exclusive provider of laboratory testing services and Hooper will become a member of CRL’s preferred provider network for wellness programs. CRL will acquire the assets and businesses of Heritage Labs and Hooper Holmes Services in a transaction that is expected to close in the late second quarter or early third quarter of 2014. At that time, Hooper Holmes' involvement in the life insurance sector will end and the Company will be purely focused on Health & Wellness.

Commenting on the 2014 first quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: “The 38% year-over-year revenue growth of our Health & Wellness service line in the first quarter is a positive start to the year. We added important personnel to our management team and expect to conclude our strategic alliance with CRL late next month or early in the third quarter. We believe we are well positioned for continued Health & Wellness growth in 2014, and we are continuing to execute on initiatives to improve operational efficiencies.”

Mr. Dubois continued, “The 'new Hooper' has a clean balance sheet with no debt, access to capital, and additional capital to come from the CRL transaction and the sale of our New Jersey property. We believe we have the right team, the right partners, the right customer relationships and the right assets. We are continuing to focus on long-term strategy, and on delivering shareholder value.”

Conference Call

The Company will host a conference call today, May 14, 2014, at 8:30 a.m. ET to discuss first quarter 2014 results.

To participate in the conference call, please dial 877-941-8416, or internationally 480-629-9808, conference ID: 4682227 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 11:30 a.m. ET on May 14, 2014 until midnight ET on May 21, 2014, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 4682227.

About Hooper Holmes

Hooper Holmes has three segments. The Health & Wellness segment performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Heritage Labs tests millions of samples annually and helps insurers better applying the predictive powers of today’s tests. Hooper Holmes Services provides integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are the timing for completion of and our ability to realize the expected benefits from the transaction with Clinical Reference Laboratory; our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended March 31,
	2014	2013

Revenues	$12,599	$12,359
Cost of operations	9,985	9,160
Gross profit	2,614	3,199
Selling, general and administrative expenses	5,036	5,206
Restructuring charges	92	4
Operating loss from continuing operations	(2,514)	(2,011)
Other expense:
Interest expense	(1)	(2)
Interest income	1	3
Other (expense) income, net	(46)	(13)
	(46)	(12)
Loss from continuing operations before income taxes	(2,560)	(2,023)
Income tax expense	5	4
Loss from continuing operations	(2,565)	(2,027)

Discontinued operations:
Loss on sale of Portamedic and subsidiary	(150)	-
Gain (loss) from discontinued operations, net of tax	30	(533)
Loss from discontinued operations	(120)	(533)
Net loss	$(2,685)	$(2,560)

Loss per share
Continuing operations:
Basic	$(0.04)	$(0.03)
Diluted	(0.04)	(0.03)
Discontinued operations:
Basic	(0.00)	(0.01)
Diluted	(0.00)	(0.01)
Net loss:
Basic	(0.04)	(0.04)
Diluted	(0.04)	(0.04)

Weighted average number of shares:
Basic and diluted	70,410,649	69,835,387

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,667	$3,970
Accounts receivable, net of allowance for doubtful accounts	9,099	8,398
Inventories	1,457	1,376
Other current assets	1,650	1,485
Assets held for sale	714	714
Total current assets	15,587	15,943

Property, plant and equipment, net	3,728	3,761
Other assets	1,029	1,942
Total assets	20,344	21,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	3,234	3,440
Accrued expenses	5,605	4,036
Total current liabilities	8,839	7,476

Other long term liabilities	796	870

Commitments and contingencies

Stockholders' equity:
Common stock	2,817	2,815
Additional paid-in capital	150,327	150,235
Accumulated deficit	(142,364)	(139,679)
	10,780	13,371
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	10,709	13,300
Total liabilities and stockholders' equity	$20,344	$21,646

CONTACT:
Hooper Holmes
Henry E. Dubois, 913-764-1045
President and CEO
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400